EXHIBIT 99.1

Comtech Fourth Quarter Fiscal Year 2022 Shareholder Letter

FOREWORD: KEN PETERMAN, CHAIRMAN, PRESIDENT & CEO

Fellow Shareholders,

As this is my inaugural shareholder letter, let me begin with a quick note of introduction and context. Although relatively new to Comtech, I have deep experience leading some of the most successful communications businesses in the world through a variety of different market environments. Importantly, this experience includes a track record of building and leading teams to create sustainable, profitable growth by leveraging technology in innovative ways to meet the continually evolving demands of global markets.

In Comtech, I see enormous potential to do exactly that. Our two core markets: satellite and space communications, and terrestrial and wireless network infrastructures, are each changing in ways that create new opportunities for Comtech. We have the vision required both to understand these opportunities, and to make the operating decisions to maximize our ability to capitalize on them.

Importantly, this high-growth opportunity set already maps to Comtech’s experience. Our talented people, rich culture of innovation, and portfolio of technology-enabled products, services and capabilities has at times thrived in these areas. That said, I see an even brighter future ahead.

As I have taken time these past five weeks to visit each of our sites, meet directly with our employees at every level, and fully engage with our business and technical leadership, I am extremely impressed with our intense focus on elevating the customer experience and improving customer outcomes. In my experience, financial results and value creation are unlocked when a creative and innovative culture like ours operates on a strong operational foundation to serve its customers. Even more specifically, it’s time to once again put our engineering culture at the forefront of how we run the company, not just how we design a given product. It is not hyperbole to say that Comtech’s customers look to us to help them envision the art of the possible when it comes to technology platforms capable of solving some of their most critical communications challenges. As we deliver solutions that meet these challenges and significantly improve outcomes, we create value for our customers, ourselves, and our shareholders.

While Comtech’s innovative culture is what defines us, it is also critically important that we maintain a clear vision of how and where to focus our creative energy. We must aim to see around the corner to where our markets are headed and stay a step ahead of everyone else. As I look at Comtech’s two areas of undisputed expertise, they are in assured terrestrial and wireless network infrastructures (with trusted location-based services), and in resilient satellite and space communications. Historically, these have been largely independent domains, with different infrastructures, devices, and frequency & bandwidth allocations. But today, as we look to where global communications markets are headed, we see the convergence - everywhere - of global terrestrial and satellite communications networks, and Comtech is well positioned to capitalize on this.

We are fortunate to be in an era of vast and increasing demand for always-on, assured, seamless connectivity. The global demand for the Internet of Things is growing exponentially. The number of connected devices at the edge is exploding. Our customers are demanding communications infrastructures with not only the capacity to handle rapidly increasing loads, but with the inherent assurance to provide seamless connectivity all the time everywhere, in every environment, and in every imaginable situation. That means networks will all, ultimately, converge, blend and hybridize to assure uninterrupted global connectivity, opening up a massive opportunity for Comtech.

Our technology already enables and anticipates this blending of terrestrial and satellite network infrastructures in unique ways. Our improving business and operational performance provides the foundation for us to meet these demanding hybrid connectivity objectives, and make seamless connectivity a global reality. This is why I’ve embraced and accelerated the re-segmentation of our business.

By reorganizing our NG-911, satellite, location-based services and other businesses into two new segments, we are simultaneously simplifying our internal operations, improving cross-collaboration between businesses and increasing reporting transparency. The changes we are making enable us to collaborate more effectively, identify synergy opportunities and amplify our voice with our supply chain – all benefits previously unrealized with eight individual businesses. As we begin Comtech’s new chapter as an enabler for the global Internet of Things, we are establishing the strong foundation necessary for significant growth.

Our activity in the public safety or 911 arena offers a relevant example. Today, we are proud to say that roughly 60% of all wireless 911 calls in the United States are handled by Comtech products and services. So far this year, we have successfully processed over 40 million 911 calls. As the Internet of Things expands, we envision a day where we can expand on human-enabled emergency calls, so that devices themselves can sense when first responders need critical information. For example, the era is not far off when the smart device on your wrist, or the traffic camera at a busy intersection, will be able to proactively source a ‘911-like’ call to provide trusted, critical information to a nearby first responder. Just as we are leading the way today in the NG-911 public safety market, we are positioning to lead the way to make this future vision a reality.

From my time at Comtech, first as an Independent Director, and then as Chairman of the Board, and now as your President and CEO, I keenly recognize and share the intense sense of urgency that I know our employees, leadership and shareholders all feel.

It is clear that Comtech has the right people and the right technologies to meet current, and future, customer needs. It’s also clear, however, that in recent years the company has just moved too slowly to really capture all the possible growth opportunities in front of it. So, now, we must move faster. With the changes we have already underway, my commitment to you as a new CEO is to act with a deep sense of urgency and purpose to improve and standardize our tools, platforms and processes across our various business operations. We are locating synergies, enabling better collaboration, improving operational performance and identifying significant near-term opportunities to create competitive advantage for ourselves and our customers. And I can assure you this sense of urgency is shared across the Comtech organization, up to and including our Board, invigorating us all.

That urgency is why, despite only a few weeks in the chair, I’m accelerating both decision making and actions – and for a sense of just what form that’s taken so far, please make sure to read the Key Business Initiatives section further below.

I’ve been across the country, and across the ocean in the last month, meeting directly with our Comtech leadership team. I’ve done a lot of listening, but I’ve also had very candid, often inspiring, and sometimes difficult, conversations. I know first-hand that Comtech’s people are clearly ready to move – together – to launch this new chapter for our business. We all understand that it is our duty and responsibility to earn and keep shareholder confidence. We know there are many challenges facing the Company, and there is much work to do. We have our entire team focused, and we have the ingredients needed for Comtech to deliver long-term, sustainable and profitable growth that will create value for our employees, our customers and our shareholders.

OUR FISCAL Q4 2022 PERFORMANCE

Despite an operating environment that remains challenging, Comtech delivered financial results for our fourth quarter ended July 31, 2022 that were ahead of our expectations. This was the third straight quarter of sequential growth on both the top-line and bottom-line. Additionally, this was the third straight quarter of quarterly bookings growth and we exited the fiscal year with backlog of $618.1 million.

Consolidated Results ($ in millions)

For Q4 fiscal 2022, we recorded $127.0 million of consolidated net sales, a 4.0% increase over last quarter and our third consecutive quarterly increase. Compared to the year ago quarter, our consolidated Q4 fiscal 2022 net sales declined $18.8 million or 12.9%, the large majority of which related to lower revenue in our Satellite and Space Communications segment (see below). Consolidated net sales for fiscal 2022 were $486.2 million compared to $581.7 million in fiscal 2021.

Gross margins were 35.9% reflecting a decline from the 38.2% we achieved in Q3 fiscal 2022, and 37.8% we achieved in Q4 fiscal 2021. This decline primarily reflects lower sales in our Satellite and Space Communications segment (see below) and changes in products and services mix. For the full year, gross margins slightly increased to 37.0% as compared to 36.8% for fiscal 2021.

During Q4 fiscal 2022, Adjusted EBITDA was $12.7 million, a 13.4% sequential increase from Q3 fiscal 2022. As a percentage of net sales, Adjusted EBITDA was 10.0%, an improvement from the 9.2% we achieved in Q3 fiscal 2022. For the full year, as a percentage of net sales, Adjusted EBITDA was 8.1%, a decline from the 13.2% we achieved in fiscal 2021. Adjusted EBITDA margins in the more recent period reflect lower net sales, a general rise in costs due to an inefficient global supply chain and inflation, as well as an increased investment in R&D.

Consolidated bookings for the quarter were $142.8 million. This was our third quarter of sequential growth in bookings, which helped enable us to increase our funded backlog this quarter end to $618.1 million, up 2.6% from Q3 fiscal 2022.

Segmentation
As is evident from our reporting this quarter, we have formally re-organized our business segments to better align them with end-markets for our products and services. Our two new reportable segments – Satellite and Space Communications and Terrestrial and Wireless Networks – better represent who we are as a company, and better reflect how we are focusing our collective energy to exploit our emerging, global growth opportunities. We hope this improved transparency will help you better understand our market alignment, improving operational performance and increased growth potential.

Satellite and Space Communications
Our Satellite and Space Communications segment designs, builds and supports a variety of sophisticated communications equipment that meets or exceeds the highest standards for performance and quality by businesses and governments worldwide. It has four product areas: Satellite Modem and Amplifier Technologies, Troposcatter and SATCOM Solutions, Space Components and Antennas, and High-Power Amplifiers and Switches.

Satellite and Space Communications revenues were $76.8 million for the quarter, an 11.0% increase over the prior quarter. Compared to the year ago quarter, our Q4 Satellite and Space Communications sales declined 16.6%, largely due to lower sales of satellite modems and amplifier technologies. For fiscal 2022, Satellite and Space Communications sales were $279.7 million, a 25.4% decline from the previous year, reflecting the impact of the withdrawal of U.S. troops from Afghanistan and other program changes related to our legacy products and services.

During Q4 fiscal 2022, Adjusted EBITDA was $7.8 million, a 44.2% sequential increase from Q3 fiscal 2022. As a percentage of net sales, Adjusted EBITDA was 10.2% an improvement from the 7.8% we achieved in Q3 fiscal 2022. For the full year, Adjusted EBITDA was 5.0%, a decline from the 10.1% we achieved in fiscal 2021 due mainly to lower sales in fiscal 2022 (see above).

Bookings in the Satellite and Space Communications segment totaled $59.7 million for the quarter. Key wins included a contract to develop a satellite modem for a new LEO satellite constellation, and a contract to supply satellite modems to the world’s largest MEO satellite network.

Terrestrial and Wireless Networks
Our Terrestrial and Wireless Networks segment is a leading provider of the hardware, software, and solutions critical to any modern 911 public safety and mobile network operator infrastructure, as well as for applications services requiring the specific location of a mobile user's geospatial position. It is organized into four product areas: Next Generation 911 & Call Delivery, Solacom Call Handling Solutions, Trusted Location and Messaging Solutions, and Cyber Security Training & Services.

Terrestrial and Wireless Networks revenues were $50.2 million for the quarter, a 5.3% decrease from the prior quarter. Compared to the year ago quarter, our Q4 Terrestrial and Wireless Networks sales declined 6.5%. For fiscal 2022, segment sales were $206.5 million, flat to last year.

During Q4 fiscal 2022, Adjusted EBITDA was $6.5 million, a 33.4% decline from Q3 fiscal 2022. As a percentage of net sales, Adjusted EBITDA was 12.9%, a decrease from 18.4% in Q3 fiscal 2022. For the full year, Adjusted EBITDA was 18.9%, a decline from 21.7% in fiscal 2021, reflecting increased investments in R&D related activities.

Bookings in the Terrestrial and Wireless Networks segment totaled $83.1 million during the quarter. Key wins included an agreement with a Tier 1 MNO to provide a cloud native messaging platform, a multi-year contract for a Canadian Province-wide hosted managed multi-PSAP 911 system, and an expansion in scope related to a large NG-911 statewide deployment.

First Quarter Fiscal Year 2023 Guidance

Unlike in the past, where we have given annual guidance, we are only going to provide guidance for the first fiscal quarter of 2023. We know that we need to rebuild investor confidence, and to do so, we will set realistic targets that we believe in and then, hopefully, meet or exceed those targets. We are not going to get drawn into longer-term outlooks, where our visibility is inherently lower, and even more so today, given the current challenging operating environment. Taking these factors into consideration, we are targeting the following for Q1 fiscal 2023:

•Our consolidated net sales are expected to grow between 1% and 3%, sequentially.
•Our consolidated Adjusted EBITDA margin is expected to approximate 8%.

KEY BUSINESS INITIATIVES:

As I wrote in my introductory note in our Comtech Signals blog, identifying and talking about opportunities is one thing. Executing against growth opportunities consistently is another. My responsibility, as President and CEO, is to take the concrete actions necessary to translate those opportunities into revenue, drive improved operational performance and create value for all our key stakeholders.

As noted above, I feel an acute sense of urgency to make changes, which will further accelerate and/or unlock our potential as an organization. We are executing a specific 100-day plan to effect these changes. At the core, these changes establish an operating framework that will organize Comtech’s people, processes and business units into “One Comtech,” enhancing the foundation necessary for operational excellence and sustainable, long-term growth.

In this spirit, let me briefly catalog what has been accomplished in the short period since I have assumed the role of President and CEO:

•Our recently-appointed COO, Maria Hedden, has been empowered to undertake a comprehensive assessment overhaul of our various operations, program management, supply chain and strategic sourcing functions, which will include:

◦Establishing corporate-level, centralized leadership to govern Operations, Supply Chain, Strategic Sourcing, Contracts, and other major functions, improving performance and amplifying our negotiating effectiveness with our vendors and supply chain;

◦Combining common processes and strengthening process discipline across operations, technology development and program execution;

◦Defining organization-level KPIs to focus our efforts, concentrate resources appropriately, identify and mitigate risks, eliminate redundancies, improve efficiencies, and empower growth; and

◦Overhauling customer-facing processes to more accurately define, price and de-risk proposals, negotiate mutually beneficial contracts, and improve overall program management.

•Our Chief People Officer, Jennie Reilly, has launched Comtech’s first comprehensive People Strategy to fill current and emerging skill gaps in engineering, business processes, systems design and integration, to solidify succession planning and strengthen our talent pipelines, and generally to apply the same level of dedicated focus to managing our people in the same way that we do our business operations and technology roadmaps.

•I’ve created the role of Chief Growth Officer for our Senior VP of Strategy and Business Development, Anirban Chakraborty. In his new role, he will be working across our organization to provide our customers with enterprise-level insight and collaboratively developed solutions based on Comtech’s best-in-class terrestrial and satellite communications technologies, and our market leading location-based services.

◦In addition, Anirban will oversee another new initiative at Comtech: our newly-established Comtech Labs & Innovation Foundry, which will engage with a combination of our customers, suppliers, partners, and potential partners to constantly push the boundaries of terrestrial and satellite communications innovation.

•Our Board of Directors has completely refreshed each of its committee charters, ensuring its members share a common vision upheld by a commitment to effective corporate governance.
•The Board has also formed a new Strategic Committee, led by Independent Director Wendi Carpenter. The committee members include Mark Quinlan, an Independent Director and former financial services executive. The purposes of the Strategic Committee are to support our transformation to two new segments and our strategic growth initiatives to capitalize on the emerging market inflection as our terrestrial/wireless and satellite network infrastructure markets converge.

•And, we’re making sure we keep our investors informed between reporting periods with ongoing business updates and commentary on our newly-launched Comtech Signals blog.

IN CLOSING:

In conclusion, while a great deal of work remains to be completed, all this effort is taking place in the context of restoring sustainable growth and creating operational efficiencies and excellence that will flow through to financial performance. Comtech will be positioned at the very heart of the future of hybridized global communications network infrastructure.

You will hear regularly from me and our senior leadership team, including Rob Samuels, our Head of Investor Relations. In fact, some of you have already commented on the value of the insights we provide on our Comtech Signals blog. You can expect that to continue, as we view your engagement and support as critical to the Company’s success as we launch our new chapter and progress on our journey to enable seamless, assured, hybridized network communications on a global scale – enabling the Internet of Things.

And we will continue to engage, directly, with our investors. So please, reach out to Rob directly if you have any questions or want to sit down with us. We very much look forward to it.

It’s early, but I hope it is clear to all of you that significant changes have already been made and this next chapter for Comtech is off to a great start.

I’m very excited about what lies ahead, and, as my last 5 weeks of site visits and employee engagements have made abundantly clear, so is the entire Comtech team.

Thanks,

Ken

Conference Call Information

We have scheduled an investor conference call for 4:30 PM (ET) on Thursday, September 29, 2022. Investors and the public are invited to access a live webcast of the conference call from the Investor Relations section of the Comtech website at www.comtech.com. Alternatively, investors can access the conference call by dialing (800) 225-9448 (domestic), or (203) 518-9708 (international) and using the conference I.D. "Comtech." A replay of the conference call will be available for seven days by dialing (800) 839-0861 or (402) 220-0661.

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtech.com.

Investor Relations

Robert Samuels
robert.samuels@comtech.com
(631) 962-7102

Appendix:

–Cautionary Statement Regarding Forward-Looking Statements
–Condensed Consolidated Statements of Operations (Unaudited)
–Condensed Consolidated Balance Sheets (Unaudited)
–Use of Non-GAAP Financial Measures

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this shareholder letter contains forward-looking statements, including but not limited to, information relating to our future performance and financial condition, plans and objectives of our management and our assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under our control which may cause our actual results, future performance and financial condition, and achievement of plans and objectives of our management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the possibility that the expected synergies and benefits from recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that the acquired businesses will not be integrated with Comtech successfully; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that Comtech will be unsuccessful in implementing a tactical shift in its Satellite and Space Communications segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the nature and timing of receipt of, and our performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; including as a result of Russia's military incursion into Ukraine; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with our legal proceedings, customer claims for indemnification, and other similar matters; risks associated with our obligations under our Credit Facility; risks associated with our large contracts; risks associated with the COVID-19 pandemic and related supply chain disruptions; and other factors described in this and our other filings with the Securities and Exchange Commission.

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Statements of Operations

	(Unaudited)		(Audited)
	Three months ended July 31,		Twelve months ended July 31,
	2022	2021	2022	2021
Net sales	$126,983,000	145,809,000	$486,239,000	581,695,000
Cost of sales	81,404,000	90,755,000	306,403,000	367,737,000
Gross profit	45,579,000	55,054,000	179,836,000	213,958,000

Expenses:
Selling, general and administrative	29,163,000	27,797,000	114,858,000	111,796,000
Research and development	13,148,000	11,757,000	52,532,000	49,148,000
Amortization of intangibles	5,349,000	5,349,000	21,396,000	21,020,000
CEO transition costs	—	—	13,554,000	—
Proxy solicitation costs	—	—	11,248,000	—
Acquisition plan expenses	—	485,000	—	100,292,000
	47,660,000	45,388,000	213,588,000	282,256,000

Operating (loss) income	(2,081,000)	9,666,000	(33,752,000)	(68,298,000)

Other expenses (income):
Interest expense	1,455,000	1,588,000	5,031,000	6,821,000
Interest (income) and other	(443,000)	137,000	(703,000)	(139,000)
Change in fair value of convertible preferred stock purchase option liability	(1,000)	—	(1,005,000)	—

(Loss) income before (benefit from) provision for income taxes	(3,092,000)	7,941,000	(37,075,000)	(74,980,000)
Provision for (benefit from) income taxes	2,077,000	578,000	(4,023,000)	(1,500,000)

Net (loss) income	$(5,169,000)	7,363,000	$(33,052,000)	(73,480,000)

Adjustments to reflect redemption value of convertible preferred stock:
Convertible preferred stock issuance costs	—	—	(4,007,000)	—
Establishment of initial convertible preferred stock purchase option liability	—	—	(1,005,000)	—
Dividend on convertible preferred stock	(1,682,000)	—	(5,204,000)	—
Net (loss) income attributable to common stockholders	$(6,851,000)	7,363,000	$(43,268,000)	(73,480,000)

Net (loss) income per common share:
Basic	$(0.26)	0.28	$(1.63)	(2.86)
Diluted	$(0.26)	0.28	$(1.63)	(2.86)

Weighted average number of common shares outstanding – basic	26,734,000	26,194,000	26,506,000	25,685,000

Weighted average number of common and common equivalent shares outstanding – diluted	26,734,000	26,586,000	26,506,000	25,685,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Audited)

	July 31, 2022	July 31, 2021
Assets
Current assets:
Cash and cash equivalents	$21,654,000	30,861,000
Accounts receivable, net	123,711,000	158,110,000
Inventories, net	96,317,000	80,358,000
Prepaid expenses and other current assets	21,649,000	18,167,000
Total current assets	263,331,000	287,496,000
Property, plant and equipment, net	50,363,000	35,286,000
Operating lease right-of-use assets, net	49,767,000	44,486,000
Goodwill	347,692,000	347,698,000
Intangibles with finite lives, net	247,303,000	268,699,000
Deferred financing costs, net	1,014,000	1,824,000
Other assets, net	14,827,000	7,622,000
Total assets	$974,297,000	993,111,000
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,591,000	36,193,000
Accrued expenses and other current liabilities	72,662,000	89,601,000
Operating lease liabilities, current	8,685,000	8,841,000
Dividends payable	2,746,000	2,601,000
Contract liabilities	64,601,000	66,130,000
Interest payable	172,000	195,000
Total current liabilities	193,457,000	203,561,000
Non-current portion of long-term debt	130,000,000	201,000,000
Operating lease liabilities, non-current	44,423,000	39,569,000
Income taxes payable	3,007,000	2,717,000
Deferred tax liability, net	15,355,000	21,230,000
Long-term contract liabilities	9,975,000	9,808,000
Other liabilities	6,291,000	14,507,000
Total liabilities	402,508,000	492,392,000
Commitments and contingencies
Convertible preferred stock, par value $0.10 per share; authorized 125,000 shares; issued 100,000 at July 31, 2022 (includes accrued dividends of $566,000)	105,204,000	—
Stockholders’ equity:
Preferred stock, par value $0.10 per share; authorized and unissued 1,875,000 shares	—	—
Common stock, par value $0.10 per share; authorized 100,000,000 shares; issued 42,672,827 shares and 41,281,812 shares at July 31, 2022 and 2021, respectively	4,267,000	4,128,000
Additional paid-in capital	625,484,000	605,439,000
Retained earnings	278,683,000	333,001,000
	908,434,000	942,568,000
Less:
Treasury stock, at cost (15,033,317 shares at July 31, 2022 and 2021)	(441,849,000)	(441,849,000)
Total stockholders’ equity	466,585,000	500,719,000
Total liabilities, convertible preferred stock and stockholders’ equity	$974,297,000	993,111,000

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, this shareholder letter contains "Non-GAAP financial measures" under the rules of the SEC. Our Adjusted EBITDA is a Non-GAAP measure that represents earnings (loss) before income taxes, interest (income) and other, change in fair value of the convertible preferred stock purchase option liability, write-off of deferred financing costs, interest expense, amortization of stock-based compensation, amortization of intangibles, depreciation expense, amortization of cost to fulfill assets, estimated contract settlement costs, settlement of intellectual property litigation, acquisition plan expenses, restructuring costs, COVID-19 related costs, strategic emerging technology costs (for next-generation satellite technology), facility exit costs, CEO transition costs, proxy solicitation costs, strategic alternatives analysis expenses and other. Our definition of Adjusted EBITDA may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is also a measure frequently requested by our investors and analysts. We believe that investors and analysts may use Adjusted EBITDA, along with other information contained in our SEC filings, in assessing our performance and comparability of our results with other companies. Our Non-GAAP measures reflect the GAAP measures as reported, adjusted for certain items as described below and also excludes the effects of our outstanding convertible preferred stock. These Non-GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct our business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. These measures are adjusted as described in the reconciliation of GAAP to Non-GAAP in the tables below, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review the GAAP financial results that are disclosed in our SEC filings. We have not quantitatively reconciled our first quarter of fiscal 2023 Adjusted EBITDA target to the most directly comparable GAAP measure because items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles and interest expense, which are specific items that impact these measures, have not yet occurred, are out of our control, or cannot be predicted. For example, quantification of stock-based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable. Accordingly, reconciliations to the Non-GAAP forward looking metrics are not available without unreasonable effort and such unavailable reconciling items could significantly impact our financial results.

	Three months ended July 31,		Twelve months ended July 31,
	2022	2021	2022	2021
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA:
Net (loss) income	$(5,169,000)	7,363,000	$(33,052,000)	(73,480,000)
Provision for (benefit from) income taxes	2,077,000	578,000	(4,023,000)	(1,500,000)
Interest (income) and other	(443,000)	137,000	(703,000)	(139,000)
Change in fair value of convertible preferred stock purchase option liability	(1,000)	—	(1,005,000)	—
Interest expense	1,455,000	1,588,000	5,031,000	6,821,000
Amortization of stock-based compensation	3,792,000	6,793,000	7,767,000	9,983,000
Amortization of intangibles	5,349,000	5,349,000	21,396,000	21,020,000
Depreciation	3,257,000	2,096,000	10,314,000	9,379,000
Amortization of cost to fulfill assets	236,000	—	469,000	—
Acquisition plan expenses	—	485,000	—	100,292,000
CEO transition costs	—	—	13,554,000	—
Proxy solicitation costs	—	—	11,248,000	—
Restructuring costs	1,927,000	1,587,000	5,965,000	2,782,000
COVID-19 related costs	(39,000)	470,000	1,105,000	1,046,000
Strategic emerging technology costs	285,000	—	1,197,000	315,000
Adjusted EBITDA	$12,726,000	26,446,000	$39,263,000	76,519,000

Reconciliations of our GAAP consolidated operating (loss) income, net (loss) income attributable to common stockholders and net (loss) income per diluted common share to the corresponding Non-GAAP measures are shown in the tables below. Non-GAAP net (loss) income attributable to common stockholders and net (loss) income per diluted common share reflect Non-GAAP provisions for income taxes based on full year results, as adjusted for the Non-GAAP reconciling items included in the tables below. We evaluate our Non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. Our Non-GAAP effective income tax rate can differ materially from our GAAP effective income tax rate.

	July 31, 2022
	Three months ended			Twelve months ended
	Operating (Loss) Income	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(2,081,000)	$(6,851,000)	$(0.26)	$(33,752,000)	$(43,268,000)	$(1.63)
Adjustments to reflect redemption value of convertible preferred stock	—	1,682,000	0.06	—	10,216,000	0.39
CEO transition costs	—	—	—	13,554,000	12,959,000	0.49
Proxy solicitation costs	—	—	—	11,248,000	8,671,000	0.33
Restructuring costs	1,927,000	1,475,000	0.06	5,965,000	4,578,000	0.17
Strategic emerging technology costs	285,000	220,000	0.01	1,197,000	910,000	0.03
COVID-19 related costs	(39,000)	(68,000)	—	1,105,000	829,000	0.03
Change in fair value of convertible preferred stock purchase option liability		(1,000)	—	—	(1,005,000)	(0.04)
Net discrete tax expense		2,919,000	0.11	—	2,584,000	0.10
Non-GAAP measures	$92,000	$(624,000)	$(0.02)	$(683,000)	$(3,526,000)	$(0.13)

	July 31, 2021
	Three months ended			Twelve months ended
	Operating Income	Net Income	Net Income per Diluted Share*	Operating (Loss) Income	Net (Loss) Income	Net (Loss) Income per Diluted Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$9,666,000	$7,363,000	$0.28	$(68,298,000)	$(73,480,000)	$(2.86)
Acquisition plan expenses	485,000	(3,106,000)	(0.12)	100,292,000	93,273,000	3.60
Restructuring costs	1,587,000	1,074,000	0.04	2,782,000	2,132,000	0.08
COVID-19 related costs	470,000	337,000	0.01	1,046,000	847,000	0.03
Strategic emerging technology costs	—	(24,000)	—	315,000	255,000	0.01
Interest expense	—	(133,000)	(0.01)	—	910,000	0.04
Net discrete tax expense (benefit)	—	697,000	0.03	—	(1,575,000)	(0.06)
Non-GAAP measures	$12,208,000	$6,208,000	$0.23	$36,137,000	$22,362,000	$0.86

* Per share amounts may not foot due to rounding. In addition, due to the GAAP net loss for the period, Non-GAAP EPS for fiscal 2021 was computed using 25,885,000 weighted average diluted shares outstanding during the period.
ECMTL
###